EXHIBIT 15

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way

Clearwater, Florida 33760

Phone: (727) 536-4863

Acknowledgement of the use of a report on unaudited interim financial information.

We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board, the unaudited interim financial information of Wes Consulting, Inc. as of September 30, 2008 and for the three-month and nine-month periods ending September 30, 2008 and 2007, and have issued our report thereon dated November 4, 2008.  With respect to the Form 10-Q of Wes Consulting, Inc., we acknowledge our awareness of the use therein of said report. As indicated in such report, because we did not perform an audit, we expressed no opinion on that unaudited information.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Randall N. Drake, CPA, PA

Randall N. Drake, CPA, PA

Clearwater, Florida

November 10, 2008